EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

August 16, 2004

(212) 351-4000	C 92694-00006

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588

     Re:       Registration Statement on Form S-3 of Thoratec Corporation.

Ladies and Gentlemen:

     We have acted as counsel to Thoratec Corporation, a California corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the selling holders of up to $247,427,000 principal amount at maturity of the Company’s Senior Subordinated Convertible Notes due 2034 (the “Notes”) and the shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), that may be issued upon the surrender and conversion of the Notes. The Notes and the Shares are being registered pursuant to the Registration Rights Agreement, dated May 24, 2004, by and among the Company and Merrill Lynch Pierce Fenner & Smith Incorporated, filed as Exhibit 4.8 to the Registration Statement.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to

Thoratec Corporation

original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that:

     1. The Notes are legally issued, fully paid and non-assessable and constitute valid and legally binding obligations of the Company, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent or preferential transfers), general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the discretion of the courts in granting equitable remedies.

     2. The Shares, when issued upon conversion of the Notes and in accordance with the terms of the Notes, will be legally issued, fully paid and non-assessable shares of Common Stock.

     We are admitted to practice in the State of New York and the State of California. This opinion letter is limited to the laws of the State of New York and the State of California, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the prospectus forming a part thereof. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP